N E W S R E L E A S E


For:  Release at 5:01 p.m.

Contact:   Sheila D. Celata (617) 726-7120


                        UST CORP. COMPLETES ACQUISITION
                            OF WALDEN BANCORP, INC.

     BOSTON, MASS...JANUARY 3, 1997...UST Corp. (NASDAQ: USTB), parent company of USTrust and United States Trust Company in Massachusetts, reported today that it has completed the acquisition of Walden Bancorp, Inc. (NASDAQ: WLDN).

     The addition of Walden Bancorp, Inc., a $1 billion bank holding company, will increase the total assets of UST Corp. to approximately $3.7 billion. The Company will operate a total of sixty-five branches in the greater Boston area, after giving effect to UST's recently completed purchase of four branches of Bank of Boston and sixteen branches of BayBank.

     Walden's two subsidiary banks, The Bank of Braintree and The Co-oprative Bank of Concord, which operate a total of seventeen branches located in Middlesex, Norfolk and Plymouth counties, will operate initially as subsidiaries of UST. It is expected that these banks will be merged with USTrust, UST Corp.'s principal banking subsidiary, during 1997. The transaction was approved by the shareholders of both UST Corp. and Walden in December and has received all requisite regulatory approvals.

     "We are extremely pleased to complete this transaction said Neal F. Finnegan, President and Chief Executive Officer of UST. "The addition of
Walden Bancorp creates a stronger and more attractive franchise and adds seventeen desirable branch locations along with an attractive balance sheet and risk profile. The combination of the two organizations strengthens our presence in eastern Massachustts and enables us to expand our business and consumer customer base."

     The acquisition, which will be accounted for as a pooling of interests, is structured as a tax-free exchange. Walden shareholders will receive 1.9 shares of UST common stock for each share of Walden common stock.

     UST is a Boston-based bank holding company which provides a broad range of financial services to individuals and small- and medium-sized companies in New England. Included in these services are commercial banking, consumer services, trust and money management and equipment leasing.

                                     #####